Exhibit 99.1

Alico, Inc. Announces Financial Results for the Fiscal Quarter Ended December 31, 2020

Fort Myers, FL, February 4, 2021 - Alico, Inc. (“Alico” or the “Company”) (Nasdaq: ALCO) today announces financial results for the fiscal quarter ended December 31, 2020, the highlights which are as follows:

•	Not-from-concentrate orange juice consumption continues to be strong.
•	Production of Early and Mid-Season fruit is down from the previous year.
•	Market prices per pound solids increase in fiscal year 2021.
•	Additional proceeds of $4.1 million received under the Florida Citrus Recovery Block Grant Program.
•	Balance sheet remains strong with a working capital ratio of 3.21 to 1.00.
•	Company reaffirms guidance of net income, EBITDA, adjusted net income and adjusted EBITDA for fiscal year 2021.

Results of Operations

For the fiscal quarter ended December 31, 2020, the Company recorded net income attributable to Alico common stockholders of approximately $3.8 million and earnings of $0.51 per diluted common share, compared to net income attributable to Alico common stockholders of approximately $0.8 million and earnings of $0.11 per diluted common share in the first fiscal quarter ended December 31, 2019. The increase in net income attributable to Alico common stockholders is primarily due to an increased amount of gain on the sale of real estate, property and equipment and assets held for sale being recorded in the quarter ended December 31, 2020, compared to the quarter ended December 31, 2019, primarily due to the sale of certain parcels on the east side of the Alico Ranch.

When both quarters are adjusted for certain non-recurring items, the Company had an adjusted loss of $0.23 per diluted common share for the fiscal quarter ended December 31, 2020, compared to an adjusted loss of $0.29 per diluted common share for the fiscal quarter ended December 31, 2019. Adjusted EBITDA for the quarters ended December 31, 2020 and December 31, 2019 was approximately $2.7 million and $2.1 million, respectively.

These financial results reflect the seasonal nature of the Company’s business. The majority of the Company’s citrus crop is harvested in the second and third quarters of the fiscal year; consequently, most of the Company's profit and cash flows from operating activities are typically recognized in those quarters and the Company’s working capital requirements are typically greater in the first and fourth quarters of the fiscal year.

The Company reported the following financial results:

(in thousands, except for per share amounts and percentages)
	Three Months Ended December 31,
	2020	2019	Change

Net income attributable to Alico, Inc. common stockholders	$3,845	$791	$3,054	386.1%
EBITDA (1)	$10,135	$6,305	$3,830	60.7%
Adjusted EBITDA (1)	$2,720	$2,113	$607	28.7%
Earnings per diluted common share	$0.51	$0.11	$0.40	NM
Net cash used in operating activities	$(5,109)	$(6,043)	$934	15.5%

(1) See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures.

NM = Not Meaningful

Alico Citrus Division Results

Citrus production for the three months ended December 31, 2020 and 2019 is summarized in the following table.

(in thousands, except per box and per pound solids data)

	Three Months Ended
	December 31,		Change
	2020	2019	Unit	%
Boxes Harvested:
Early and Mid-Season	785	880	(95)	(10.8)%
Total Processed	785	880	(95)	(10.8)%
Fresh Fruit	48	95	(47)	(49.5)%
Total	833	975	(142)	(14.6)%

Pound Solids Produced:
Early and Mid-Season	4,132	4,856	(724)	(14.9)%
Total	4,132	4,856	(724)	(14.9)%

Average Pound Solids per Box	5.26	5.52	(0.26)	(4.7)%

Price per Pound Solids:
Early and Mid-Season	$2.25	$1.87	$0.38	20.3%

For the three months ended December 31, 2020, Alico Citrus harvested approximately 0.8 million boxes of fruit, a decrease of 14.6% from the first quarter of the prior fiscal year. The decrease was principally related to there being less fruit available on the citrus trees as well as greater fruit drop in the current harvest season compared to the prior harvest season. However, as anticipated, the Company has seen an increase in the price per pound solids from $1.87 to $2.25.  A significant reason for this improvement is increased consumption of not-from-concentrate orange juice by retail consumers since March 2020, as evidenced by published Nielsen data. This decreased the inventory supply levels at Florida citrus juice processors. Based on the latest published Nielsen data for the twelve week period ended December 26, 2020, consumption of not-from-concentrate orange juice by retail consumers increased by 14%, compared to the same period in the prior year.

The Company experienced an overall decrease in pound solids per box, which was 5.26 for the fiscal quarter ended December 31, 2020, compared to 5.52 for the fiscal quarter ended December 31, 2019.

The Company’s harvesting activities to date have not been impacted by the coronavirus pandemic, and there have been no disruptions in delivering fruit to the processors. Additionally, to date, the Company has not experienced any material challenges to its operations from COVID-19.

Land Management and Other Operations Division Results

Land Management and Other Operations include lease income from grazing rights leases, hunting leases, a farm lease, a lease to a third party of an aggregate mine, leases of oil extraction rights to third parties and other miscellaneous income.

Income from operations for the Land Management and Other Operations Division for the three months ended December 31, 2020 improved by $0.3 million compared to the three months ended December 31, 2019. This improvement was primarily due to the Company no longer pursuing its dispersed water storage project and therefore incurring no water conservation expenses in the three months ended December 31, 2020. On September 10, 2020, the Company sold approximately 10,700 acres on the western part of Alico Ranch to the State of Florida. Because the acres involved in the sale would have been critical to its planned dispersed water storage project, the Company decided to abandon permit approval activities for this particular project. The Company anticipates it will have no future water conservation expenses incurred relating to the dispersed water storage project.

Management Comment

John Kiernan, President and Chief Executive Officer, commented “We are encouraged by the continued increased consumption of not-from-concentrate orange juice by retail consumers. Since March 2020 we have seen double-digit growth in consumption, which, along with tighter supply, has significantly improved market prices for Early and Mid-Season fruit over the previous year.  Alico is confident this will continue with Valencia market pricing for this season.

“As we have commenced the fiscal year 2021 harvest season, Alico has seen, along with the entire Florida citrus industry, a decrease in processed box production of the Early and Mid-Season crop, as compared to the same period last year. The latest published USDA citrus forecast report estimates an approximate 33% decline of the Early and Mid-Season crop for the current harvest season, as compared to the prior year. Because of its comprehensive grove management program, Alico believes its percentage decline in Early and Mid-Season crop will be substantially lower than the USDA’s estimate.

“Alico continues to pursue strategic ranch land sales opportunities.  As previously announced, the State of Florida entered into an option agreement to purchase approximately 5,804 acres of Alico Ranch for approximately $14.6 million. If the State elects to exercise this option, we would expect the closing to occur in the beginning of the third quarter of our 2021 fiscal year. In addition, we have sold off certain smaller ranch parcels at premium prices in the first quarter ended December 31, 2020.”

Mr. Kiernan continued, “After carefully considering the impact of lower production but higher prices this season, the Company is affirming its previously announced guidance for the fiscal year 2021. Our confidence is the result of a combination of our insight into the factors supporting increased market prices as well as our track record for continued stringent management of our operating and general and administrative expenses.”

Other Corporate Financial Information

General and administrative expenses for the three months ended December 31, 2020 totaled approximately $2.5 million, compared to approximately $2.8 million for the three months ended December 31, 2019. The decrease is attributable in large part to (i) a reduction in payroll expenses for the quarter ended December 31, 2020 of approximately $0.2 million relating to one of the senior managers resigning in December 2019 and (ii) a reduction in pension expense related to the Company’s deferred retirement benefit plan of approximately $0.1 million as a result of the Company terminating such plan and paying out each of the plan participants in August 2020.

Other income (expense), net for the three months ended December 31, 2020 and 2019 was approximately $2.2 million and approximately $(1.6) million, respectively. The shift to other income, net from other expense, net is primarily due to the Company recording gains on sale of real estate, property and equipment and assets held for sale of approximately $3.4 million relating to the sale of approximately 700 acres from the Alico ranch to several third parties and the sale of mineral rights to a third party in the three months ended December 30, 2020. For the three months ended December 31, 2019, the Company only recorded a nominal gain on sale of real estate, property and equipment and assets held for sale. Additionally, a reduction, in the three months ended December 31, 2020, of approximately $0.4 million in interest expense, as compared to the three months ended December 31, 2019, was realized primarily due to the reduction of its long-term debt attributable to making its mandatory principal payments.

During the fiscal quarter ended December 31, 2020, the Company received approximately $4.1 million of additional proceeds under the Florida Citrus Recovery Block Grant (“Florida CRBG”) program relating to Hurricane Irma. To date, the Company has received $24.2 million of proceeds under the Florida CRBG program, which represented reimbursement under the Part 1, Part 2 and substantially all of Part 3.

Guidance

The Company is reaffirming its guidance for the fiscal year ended September 30, 2021 as follows:

•	The Company is projecting net income to be between $7.5 million and $10.0 million.
•	Fiscal year 2021 adjusted net income (after adjusting for certain expected non-recurring items) is expected to be between $4.5 million and $6.9 million.
•	The Company is projecting EBITDA between $29.0 million and $33.0 million.
•	Fiscal year 2021 adjusted EBITDA (after adjusting for certain expected non-recurring items) is expected to be between $25.0 million and $28.8 million.

The above guidance does not include any estimate of gains from asset sales.  In the event any significant gains from asset sales are realized, Alico may decide to revise the Company’s guidance.

Dividend

On January 8, 2021, the Company paid a first quarter cash dividend of $0.18 per share on its outstanding common stock to stockholders of record as of December 24, 2020.

Balance Sheet and Liquidity

The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:

•	The Company’s working capital was approximately $39.8 million at December 31, 2020, representing a 3.21 to 1.00 ratio.
•	The Company maintains a solid debt to equity ratio. At December 31, 2020, September 30, 2020, and September 30, 2019, the ratios were 0.70 to 1.00, 0.68 to 1.00, and 0.82 to 1.00, respectively.

As of December 31, 2020, the Company had long-term debt, including lines of credit, net of cash and cash equivalents and restricted cash, of approximately $155.2 million.

About Alico

Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Land Management and Other Operations, which include environmental services, land leasing and related support operations. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and their by-products; increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; market pricing of citrus; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities and other growth and corporate opportunities; onetime events; acquisitions and divestitures; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; impact of the COVID-19 outbreak and coronavirus pandemic on our agriculture operations, including without limitation demand for product, supply chain, health and availability of our labor force, the labor force of contractors we engage, and the labor force of our competitors; other risks related to the duration and severity of the COVID-19 outbreak and coronavirus pandemic and its impact on Alico’s business; the impact of the COVID-19 outbreak and coronavirus pandemic on the U.S. and global economies and financial markets; access to governmental loans and incentives; any reduction in the public float resulting from repurchases of common stock by Alico; changes in equity awards to employees; whether the Company's dividend policy, including its recent increased dividend amounts, is continued; expressed desire of certain of our shareholders to liquidate their shareholdings by virtue of past market sales of common stock, by sales of common stock or by way of future transactions; political changes and economic crises; competitive actions by other companies; increased competition from international companies; changes in environmental regulations and their impact on farming practices; the land ownership policies of governments; changes in government farm programs and policies and international reaction to such programs; changes in pricing calculations with our customers; fluctuations in the value of the U.S. dollar, interest rates, inflation and deflation rates; length of terms of contracts with customers; impact of concentration of sales to one customer; and changes in and effects of crop insurance programs, global trade agreements, trade restrictions and tariffs; the exercise of an option by the State of Florida to purchase approximately 5,804 acres of land from Alico, and soil conditions, harvest yields, prices for commodities, and crop production expenses.  Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

This press release also contains financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control.  There can be no assurance that the assumptions made in preparing the financial projections will prove accurate.  Accordingly, actual results may differ materially from the financial projections.

Investor Contact:

Investor Relations

(646) 277-1254

InvestorRelations@alicoinc.com

Richard Rallo

Senior Vice President and Chief Financial Officer

(239) 226-2000

rrallo@alicoinc.com

ALICO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31,	September 30,
	2020	2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,601	$3,163
Accounts receivable, net	5,598	4,347
Inventories	46,430	40,855
Income tax receivable	—	781
Assets held for sale	1,410	1,366
Prepaid expenses and other current assets	1,755	1,387
Total current assets	57,794	51,899

Restricted cash	—	16,524
Property and equipment, net	367,221	350,061
Goodwill	2,246	2,246
Other non-current assets	2,921	3,207
Total assets	$430,182	$423,937

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,950	$3,533
Accrued liabilities	5,473	7,095
Long-term debt, current portion	9,090	9,145
Income taxes payable	469	—
Other current liabilities	1,031	1,385
Total current liabilities	18,013	21,158

Long-term debt:
Principal amount, net of current portion	136,472	139,106
Less: deferred financing costs, net	(1,109)	(1,151)
Long-term debt less current portion and deferred financing costs, net	135,363	137,955
Lines of credit	12,204	2,942
Deferred income tax liabilities, net	39,728	39,728
Other liabilities	332	372
Total liabilities	205,640	202,155
Commitments and Contingencies (Note 12)
Stockholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,506,160 and 7,492,524 shares outstanding at December 31, 2020 and September 30, 2020, respectively	8,416	8,416
Additional paid in capital	19,634	19,685
Treasury stock, at cost, 909,985 and 923,621 shares held at December 31, 2020 and September 30, 2020, respectively	(30,421)	(30,779)
Retained earnings	221,513	219,019
Total Alico stockholders' equity	219,142	216,341
Noncontrolling interest	5,400	5,441
Total stockholders' equity	224,542	221,782
Total liabilities and stockholders' equity	$430,182	$423,937

ALICO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three Months Ended December 31,
	2020	2019
Operating revenues:
Alico Citrus	$12,926	$10,175
Land Management and Other Operations	806	830
Total operating revenues	13,732	11,005
Operating expenses:
Alico Citrus	8,147	4,840
Land Management and Other Operations	188	551
Total operating expenses	8,335	5,391
Gross profit	5,397	5,614
General and administrative expenses	2,528	2,760
Income from operations	2,869	2,854
Other income (expense), net:
Interest expense	(1,189)	(1,544)
Gain on sale of real estate, property and equipment and assets held for sale	3,364	25
Other income (expense)	10	(76)
Total other income (expense), net	2,185	(1,595)
Income before income taxes	5,054	1,259
Income tax provision	1,250	361
Net income	3,804	898
Net loss (income) attributable to noncontrolling interests	41	(107)
Net income attributable to Alico, Inc. common stockholders	$3,845	$791
Per share information attributable to Alico, Inc. common stockholders:
Earnings per common share:
Basic	$0.51	$0.11
Diluted	$0.51	$0.11
Weighted-average number of common shares outstanding:
Basic	7,503	7,477
Diluted	7,503	7,491

Cash dividends declared per common share	$0.18	$0.09

ALICO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended December 31,
	2020	2019
Net cash used in operating activities:
Net income	$3,804	$898
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, depletion, and amortization	3,851	3,609
Gain on sale of real estate, property and equipment and assets held for sale	(3,364)	(25)
Loss on disposal of long-lived assets	443	88
Impairment of right-of-use asset	—	87
Stock-based compensation expense	307	301
Changes in operating assets and liabilities:
Accounts receivable	(1,251)	(1,139)
Inventories	(5,575)	(3,145)
Prepaid expenses	(432)	(477)
Income tax receivable	781	—
Other assets	134	(457)
Accounts payable and accrued liabilities	(3,882)	(6,213)
Income taxes payable	469	361
Other liabilities	(394)	69
Net cash used in operating activities	(5,109)	(6,043)

Cash flows from investing activities:
Purchases of property and equipment	(5,062)	(3,541)
Acquisition of citrus grove	(16,450)	—
Net proceeds from sale of real estate, property and equipment and assets held for sale	3,425	42
Change in deposits on purchase of citrus trees	64	(194)
Advances on notes receivables, net	122	4
Other	25	—
Net cash used in investing activities	(17,876)	(3,689)

Cash flows from financing activities:
Repayments on revolving lines of credit	(14,187)	—
Borrowings on revolving lines of credit	23,449	—
Principal payments on term loans	(2,689)	(7,132)
Treasury stock purchases	—	(238)
Dividends paid	(674)	(448)
Deferred financing costs	—	(23)
Net cash provided by (used in) financing activities	5,899	(7,841)

Net decrease in cash and cash equivalents and restricted cash	(17,086)	(17,573)
Cash and cash equivalents and restricted cash at beginning of the period	19,687	23,838

Cash and cash equivalents and restricted cash at end of the period	$2,601	$6,265

Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

	Three Months Ended December 31,
	2020	2019

Net income attributable to common stockholders	$3,845	$791
Interest expense	1,189	1,544
Income tax provision	1,250	361
Depreciation, depletion, and amortization	3,851	3,609
EBITDA	10,135	6,305
Adjustments for non-recurring items:
Impairment of right-of-use asset	—	87
Employee stock compensation expense (1)	85	108
Separation agreement expense (2)	—	104
Federal relief proceeds - Hurricane Irma	(4,136)	(4,466)
Gain on sale of real estate, property and equipment and assets held for sale	(3,364)	(25)

Adjusted EBITDA	$2,720	$2,113

(1) Includes stock compensation expense for current executives and senior management.
(2) Includes separation expenses for a former CEO and senior manager.

Adjusted Net Loss Per Diluted Common Share

(in thousands)

	Three Months Ended December 31,
	2020	2019

Net income attributable to common stockholders	$3,845	$791
Adjustments for non-recurring items:
Impairment of right-of-use asset	—	87
Employee stock compensation expense (1)	85	108
Separation agreement expense (2)	—	104
Federal relief proceeds - Hurricane Irma	(4,136)	(4,466)
Gain on sale of real estate, property and equipment and assets held for sale	(3,364)	(25)
Tax impact	1,834	1,202

Adjusted net loss attributable to common stockholders	$(1,736)	$(2,199)

Diluted common shares	7,503	7,491

Adjusted net loss per diluted common share	$(0.23)	$(0.29)

(1) Includes stock compensation expense for current executives and senior management.
(2) Includes separation expenses for a former CEO and senior manager.

Alico utilizes the non-GAAP measures EBITDA, Adjusted EBITDA and Adjusted Net Loss per Diluted Common Share among other measures, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA and Adjusted Net Loss per Diluted Common Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization and adjustments for non-recurring transactions or transactions that are not indicative of our core operating results, such as gains or losses on sales of real estate, property and equipment and assets held for sale. Adjusted Net Loss per Diluted Common Share is defined as net income adjusted for non-recurring transactions divided by diluted common shares.